Exhibit 10.1

CONTRIBUTION AND ASSUMPTION AGREEMENT

This Contribution and Assumption Agreement, dated as of                     , 2006 (this “Contribution Agreement”), is by and among Atlas America, Inc., a Delaware corporation (“Atlas America”), Atlas Energy Resources, LLC, a Delaware limited liability company (“Atlas Energy”), and Atlas Energy Operating Company, LLC, a Delaware limited liability company (“Energy Operating”). The above-named entities are sometimes referred to in this Contribution Agreement each as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Atlas America currently wholly owns the subsidiaries listed on Schedule 1 hereto (collectively, the “Subsidiaries”) and the assets described on Schedule 2 hereto (collectively, the “Assets”) representing Atlas America’s natural gas and oil development and production business (the “Business”);

WHEREAS, Atlas America has formed Atlas Energy pursuant to the Delaware LLC Act for the purpose of facilitating the Offering and transferring the economic benefits of the Subsidiaries to Atlas Energy in order to promote the long-term growth opportunities of the Parties;

WHEREAS, Atlas America and certain of the Subsidiaries are parties to the Gas Gathering Agreements and Atlas America has agreed to assume certain obligations of those Subsidiaries;

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:

1.	Atlas America will contribute the Assets and its 100% interest in the Subsidiaries to Energy Operating in exchange for (a) common units (“Common Units”) representing a % member interest in Atlas Energy, (b) the issuance to Atlas Energy Management, Inc., a Delaware corporation (“Atlas Management”), of Class A units (the “Class A Units”), representing a % member interest in Atlas Energy, and the management incentive interests (the “Management Incentive Interests”), and (c) the right to receive the net proceeds of the public offering less $ , in part as a reimbursement of certain capital expenditures incurred with respect to the Assets and Subsidiaries.

2.	In connection with the Offering, the public, through the Underwriters, will contribute $ in cash to Atlas Energy less the Underwriters’ discounts and commissions of $ (the “Spread”) and a structuring fee of $ in exchange for Common Units representing a % member interest in Atlas Energy.

3.	Atlas Energy will pay transaction expenses pursuant to the transactions contemplated by this Contribution Agreement in the amount of approximately $ (exclusive of the Spread and the structuring fee), retain $ and distribute the balance of the proceeds from the Offering to Atlas America.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 The terms in this Contribution Agreement shall have the meanings ascribed to them in the recitals above or as set forth below:

“APL” means Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“Assigned Amounts” has the meaning set forth in Section 3.2.

“Assumed Obligations” has the meaning set forth in Section 3.1.

“Authority” has the meaning set forth in Section 5.1(d).

“Business Day” means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of Delaware.

“Closing” means the closing of the transactions contemplated pursuant to this Contribution Agreement.

“Closing Date” means the date of Closing.

“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware, as amended and any successor to such act.

“Gathering Agreement” means the Master Natural Gas Gathering Agreement dated as of February 2, 2000 among Atlas America, Resource Energy, LLC (formerly Resource Energy, Inc.), Viking Resources, LLC (formerly Viking Resources Corporation) and APL, as amended from time to time.

“Investment Program” means a Person principally engaged in the drilling of natural gas and oil wells for which Atlas Energy, any of the Subsidiaries or any of their subsidiaries acts as a general partner, managing partner or manager and the securities of which have been offered and sold to investors.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” has the meaning set forth in Section 5.1(d).

“Offering” means the initial public offering of the Common Units contemplated by the Registration Statement.

“Option” has the meaning set forth in Section 4.1.

“Permitted Encumbrances” means:

(a)	lessors’ royalties, overriding royalties, reversionary interests and similar burdens of record on or deductions from the proceeds of production which operate to reduce the net revenue interests of any of the Subsidiaries or Investment Programs in production from any Well or Leased Property;

(b)	division orders and sales contracts terminable without penalty upon notice to the purchaser and any division orders and sales contracts of longer duration which are not material in relation to the Wells or Leased Property;

(c)	preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or for which the appropriate time period for asserting the right has expired without an exercise of the right;

(d)	liens for taxes or assessments not yet delinquent or, if delinquent, are being contested in good faith by appropriate action;

(e)	materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to any applicable law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by any applicable law or the validity of which is being contested in good faith by appropriate action;

(f)	conventional rights of reassignment requiring less than 90 days’ notice to the holders of the rights;

(g)	easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

(h)	all rights reserved to or vested in any governmental authority to control or regulate any of the property or any of the Subsidiaries or Investment Programs in any manner, and all applicable laws; and

(i)	the terms and conditions of existing contracts with respect to such properties and assets, including any and all operating agreements.

“Person” means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, unincorporated association or other legal entity.

“Registration Statement” means the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission by Atlas Energy (File No. 333-136094).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Underwriters” means those of the underwriting syndicate as referenced in the Underwriting Agreement between UBS Securities LLC, as representative of the Underwriters, and Atlas Energy, dated as of                     , 2006.

ARTICLE II CONTRIBUTION AND DISTRIBUTION TRANSACTIONS

Section 2.1 Contribution by Atlas America to Energy Operating.

(a) Contribution. Atlas America hereby grants, contributes, bargains, assigns, transfers, sets over and delivers to Energy Operating, its successors and assigns, for its and their own use forever, the Assets and all of the outstanding equity interests in the Subsidiaries (collectively, the “Transferred Assets”), free and clear of all liens, claims, options, charges, encumbrances and restrictions of any kind, in exchange for (i)                      Common Units, (ii) the issuance of                      Class A Units and Management Incentive Interests to Atlas Management and (iii) the right to receive the net proceeds of the Offering less $                    , in part as a reimbursement of certain capital expenditures made with respect to the Transferred Assets.

(b) Assumed Liabilities. Subject to Section 2.1(c), Energy Operating hereby irrevocably and absolutely assumes, agrees to perform, and when due, pay and discharge, only the obligations and liabilities relating to the Transferred Assets which arise after the Closing Date or are attributable to the period following the Closing Date and only to the extent such obligations and liabilities are not overdue or delinquent on the Closing Date without regard to any grace period and without the occurrence of any increase in amounts due (the “Assumed Liabilities”).

(c) Prorations. All obligations and liabilities assumed by Energy Operating under this Contribution Agreement shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time. It is the intention of the parties that Energy Operating should operate the Business and the Transferred Assets for its own account from and after the Closing Date.

(d) Transfer Tax Payments. Energy Operating shall pay any transfer, sales, purchase, use, value added, excise or similar tax arising out of the transfer of any of the Transferred Assets to Energy Operating.

Section 2.2 Public Cash Contribution. The Parties acknowledge a capital contribution by the public through the Underwriters to Atlas Energy of $                     in cash, ($                     after the Spread of $                     and $                     after the payment of the structuring fee of $                    ) in exchange for                      Common Units.

Section 2.3 Payment of Transaction Expenses by Atlas Energy. The Parties acknowledge (a) the payment by Atlas Energy, in connection with the transactions contemplated hereby, of estimated transaction expenses in the amount of $                     (exclusive of the Spread and the structuring fee) and (b) the distribution by Atlas Energy of its remaining cash of approximately $                     to Atlas America, in part as a reimbursement of certain capital expenditures incurred with respect to the Transferred Assets.

Section 2.4 Issuance of New Certificates. At the Closing, Atlas Energy shall issue to each of Atlas America and Atlas Management a certificate or certificates, which may be held in book entry form, representing the number of Common Units to be issued to Atlas America and the number of Class A Units to be issued to Atlas Management pursuant to Section 2.1(a). Each such certificate shall be registered in the name of the Person or Persons specified by the recipient thereof to Atlas Energy in writing at least two Business Days prior to the Closing.

Section 2.5 Certificate Legends. The certificates evidencing the Common Units and Class A Units shall bear a legend substantially in the form set forth below and containing such other information as Atlas Energy may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS LIMITED PARTNERSHIP, IS AVAILABLE.

ARTICLE III GATHERING AGREEMENTS

Section 3.1 Assumption of Obligations by Atlas America. Atlas America hereby expressly assumes, for itself and its successors and assigns, the obligations of Atlas Energy, Energy Operating and the Subsidiaries as they may appear, to pay gathering fees to APL under Articles 7 and 8 of the Gathering Agreement accruing from and after the Closing Date and agrees to keep, perform and observe all of the covenants and conditions contained therein on the part of the Subsidiaries to be kept, performed and observed from and after the Closing Date.

Section 3.2 Assignment by Atlas Energy. Atlas Energy hereby irrevocably assigns, sets over, transfers and conveys to Atlas America, all of the right, title and interest of Atlas Energy and the Subsidiaries in and to all of the gathering fees accruing to any of them, or to any affiliate of any of them, from the Investment Programs for gas gathered from and after the Closing Date pursuant to the Gathering Agreement (the “Assigned Amounts”). Atlas Energy shall pay, and shall cause the Subsidiaries and affiliates to pay, the Assigned Amounts and the gathering fees associated with production to its, the Subsidiaries’ and their affiliates’ interest to Atlas America.

ARTICLE IV ADDITIONAL TRANSACTIONS

Section 4.1 Over-Allotment Option. The Parties acknowledge that in the event the option to purchase additional Common Units is exercised in whole or in part by the Underwriters

(the “Option”), the public, through the Underwriters, will contribute additional cash to Atlas Energy in exchange for up to an additional                      Common Units.

Section 4.2 Redemption of Common Units by Atlas Energy. The Parties acknowledge, in the event that the Option is exercised in whole or in part by the Underwriters, Atlas Energy will use the net proceeds from the issuance of such additional Common Units to redeem a number of Common Units from Atlas America equal to the number of Common Units issued pursuant to the exercise of the Option at a redemption price equal to the same net price received by Atlas Energy from the Underwriters.

ARTICLE V REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Atlas America. Atlas America hereby represents and warrants to Atlas Energy and Energy Operating as follows as of the date of this Contribution Agreement:

(a) Status of Atlas America. Atlas America has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with all corporate power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and, to execute and deliver this Contribution Agreement and to consummate the transactions contemplated hereby.

(b) Title to Subsidiaries. Atlas America owns 100% of the issued and outstanding equity interests in the Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the charter documents of the relevant Subsidiary, and Atlas America owns such equity interests free and clear of all liens, claims, options, charges, encumbrances or restrictions of any kind. There are no outstanding warrants, options, agreements, convertible or exchangeable securities, phantom stock or other commitments pursuant to which any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities and no equity securities of any Subsidiary are reserved for issuance for any purpose.

(c) Corporate Action. All corporate action required to be taken by Atlas America or any of its securityholders for the authorization, execution and delivery of this Contribution Agreement and the consummation of the transactions contemplated by this Contribution Agreement has been validly taken.

(d) Conflicts. None of the (i) the execution, delivery and performance of this Contribution Agreement by Atlas America, or (ii) consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of its certificate of incorporation or bylaws, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Atlas America is a party or by which Atlas America or any of its properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any Authority or body having jurisdiction over Atlas America, or any of its properties or assets, or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Atlas America, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have a material adverse effect on (i) the transactions contemplated hereby or (ii) the ownership and use by Atlas Energy of the Transferred Assets at or after the Closing Date (a “Material Adverse Effect”). “Authority” means (i) the United States of America, (ii) any state, province, county, municipality or other governmental subdivision within the United States of America, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America, or of any state, province, county, municipality or other governmental subdivision within the United States of America and (iv) the National Association of Securities Dealers.

(e) Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any Governmental Authority or body having jurisdiction over Atlas America or any of its properties is required in connection with (i) the execution, delivery and performance of this Contribution Agreement by Atlas America, or (ii) the consummation by Atlas America of the transactions contemplated by this Agreement, except for such consents that have been obtained.

(f) Title to Real Property. The Subsidiaries have:

(i) good and marketable title in fee to all real property and interests in real property purported to be owned in fee by any of them (individually, a “Owned Property”) as set forth on Schedule 5.1(f)(i);

(ii) except as would not be reasonably expected to have a Material Adverse Effect, good title to the leasehold estates in all real property and interests in real property owned or purported to be leased by any of them (individually, a “Leased Property”) as set forth on Schedule 5.1(f)(ii); and

(iii) good title to the net revenue interests of any of them in the oil and gas wells (individually, a “Well”) as set forth on Schedule 5.1(f)(iii),

free and clear of all liens, claims, options, charges, encumbrances and restrictions other than the Permitted Encumbrances. Except as would not reasonably be expected to have a Material Adverse Effect, all of the leases for the Leased Property are valid and in full force and effect, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by any of the Subsidiaries under any of them, and to the knowledge of Atlas America, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by any other party under any of them.

(h) Equipment and Improvements. The equipment and improvements located on the Owned Property or Leased Property are in compliance with all applicable laws and orders, and are in reasonable and serviceable condition and repair, normal wear and tear excepted, except for any such non-compliance which would not reasonably be expected to have a Material Adverse Effect. Neither the Owned Property or the Leased Property nor the use or occupancy thereof by the Subsidiaries violates in any way any applicable laws, orders, permits, covenants, conditions and restrictions, whether federal, state, local or, to Atlas America’s knowledge, private, except for any such violation which would not reasonably be expected to have a Material Adverse Effect.

(i) Intellectual Property. Schedule 5.1(i) contains a true and complete list and brief description of all patents, trademarks, service marks, trade names, and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, if any, owned by the Subsidiaries or in which any of them has any rights or licenses. No other patents, trademarks, trade names, service marks or copyrights are reasonably necessary for the conduct of the Business in substantially the same manner as presently operated. To Atlas America’s knowledge, there is no infringement or alleged infringement by any person of any such trademark, service mark, trade name, copyright or patent. Neither Atlas America nor any of the Subsidiaries had received any notice from any person alleging any of them is infringing upon, and, to Atlas America’s knowledge, neither Atlas America nor any of the Subsidiaries has infringed and is not now infringing on, any trademark, service mark, trade name, copyright or patent belonging to any other person.

(j) Compliance with the Laws. Atlas America and the Subsidiaries have complied with all, and are not in violation of any, applicable laws, permits and orders (including, any applicable building, zoning, environmental protection, water use or law, ordinance, or regulation) affecting the operation of the Business or the Transferred Assets, except for any such non-compliance or violation which would not reasonably be expected to have a Material Adverse Effect.

(k) Environmental.

(i) Definitions. For purposes of this Contribution Agreement, the following terms shall have the following meanings:

(A) The term “Environmental Law(s)” means each and every law, order, permit, or similar requirement of each and every Authority and common law, pertaining to (1) the protection of human health, safety, the environment, natural resources and wildlife or (2) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (3) pollution, including without limitation, as amended, CERCLA, the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq. and the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.

(B) The term “Hazardous Substance” means any substance which is (1) defined as a hazardous substance, hazardous material,

hazardous waste, pollutant or contaminant under any Environmental Laws, (2) a petroleum hydrocarbon, including crude oil or any fraction thereof, (3) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic or (4) regulated pursuant to any Environmental Laws.

(C) The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substance).

(ii) Compliance with Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Subsidiaries have been and are in compliance in all material respects with all applicable Environmental Laws, and there has been and is no liability against Atlas America or any of the Subsidiaries under any applicable Environmental Laws. Atlas America has no knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to the Owned Property, the Leased Property, the Wells or the Business.

(iii) No Release of Hazardous Substances. Except in accordance with applicable Environmental Laws or as would not reasonably be expected to have a Material Adverse Effect, there has been no Release or threatened Release by any of the Subsidiaries or, to Atlas America’s knowledge, by any other person of any Hazardous Substance existing on, beneath or from the surface, subsurface, ground water, sediment, rivers or other bodies of water associated with the Owned Property, the Leased Property or the Wells.

(iv) Permits. Except as would not reasonably be expected to have a Material Adverse Effect, all permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Owned Property, the Leased Property or the Wells by any of the Subsidiaries have been obtained in a timely manner and are presently maintained in full force and effect. The operations of the Subsidiaries are in material compliance with all terms and conditions of such Permits. None of Atlas America nor any of the Subsidiaries has received any notice or other communication and has no knowledge of any facts or circumstances concerning any alleged violation of any such Permits.

(v) No Proceedings. There exists no Order, notice of violation, nor any suit, claim, proceeding, citation, directive, summons, investigation, information request or other notice pending or, to the knowledge of Atlas America, threatened pursuant to any Environmental Law relating to (A) any of the Subsidiaries’ ownership, lease, occupation or use of the Owned Property, the Leased Property or the Wells, (B) any alleged violation of, or liability under, any Environmental Law by any of the Subsidiaries, or (C) to Atlas America’s knowledge, the suspected presence, Release or threatened Release of any

Hazardous Substance on, under, in or from the surface, subsurface, groundwater, sediment, rivers or other bodies of water associated with the Owned Property, the Leased Property or the Wells, nor does there exist any valid basis for any such Order, suit, claim, proceeding, citation, directive, summons investigation, information request, notice of violation, or other notice.

ARTICLE VI FURTHER ASSURANCES

From time to time after the Closing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (ii) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Contribution Agreement, or which are intended to be so granted, or (iii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Contribution Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Contribution Agreement.

ARTICLE VII INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Indemnity. The representations and warranties of Atlas America contained in Section 5.1 and the indemnification obligations contained in this Article VII shall survive the Closing and expire one year following the Closing Date, except that the representations and warranties in Section 5.1(__) shall survive indefinitely.

Section 7.2 Indemnification by Atlas America. Atlas America shall indemnify, defend and hold harmless Atlas Energy and Energy Operating from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s fees and expert fees) of any and every kind and character (“Losses”), insofar as such Losses are uninsured under insurance policies maintained by Atlas Energy and Energy Operating and arise out of or are based upon:

(a) a breach of its representations and warranties set forth in Section 5.1 hereof;

(b) liabilities attributable to the Transferred Assets other than the Assumed Liabilities; or

(c) the failure of Atlas America to perform its obligations under Section 3.1 after the Closing Date.

Notwithstanding the foregoing, Atlas America shall not be liable under this section (x) except to the extent the Losses exceed $500,000 on a per occurrence basis and $3,500,000 in the aggregate or (y) for Losses in excess of $25,000,000.

Section 7.2 Indemnification by Atlas Energy. Atlas Energy and Energy Operating, jointly and severally, shall indemnify, defend and hold harmless Atlas America from and against all Losses insofar as such Losses are uninsured under insurance policies maintained by Atlas America and arise out of or are based upon:

(a) the Assumed Liabilities attributable to the Transferred Assets after the Closing Date, including any liabilities that may result from the consummation of the transactions, contemplated by this Contribution Agreement; or

(b) the failure of Atlas Energy to perform its obligations under Section 3.2 after the Closing Date.

Section 7.3 Indemnification Procedure.

(a) The indemnified party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.

(b) The indemnifying party shall have the right to control, at its sole cost and expense, all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VII, including the selection of counsel, determination of whether to appeal any decision of any Authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the indemnified party (which consent shall not be unreasonably withheld) unless it includes a full release of the indemnified party from such matter or issues, as the case may be.

(c) The indemnified party agrees to cooperate fully with the indemnifying party, with respect to (i) its pursuit of insurance coverage or recoveries with respect to the claims covered by the indemnification and (ii) all aspects of the defense of any claims covered by the indemnification, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and the making available to the indemnifying party of any employees, representatives or agents of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the indemnified party. In no event shall the obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification; provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense, but the indemnifying party shall have the right to retain sole control over such defense.

(d) The date on which written notification of a claim for indemnification is received by the indemnifying party shall determine whether such claim is timely made. No claim for indemnification shall be brought or made unless, prior to thirty (30) days after the actual knowledge by the indemnified party of the Losses, the indemnified party shall have delivered to the indemnifying party a good faith written notice to the effect that the indemnified party has incurred Losses entitled to be indemnified against under this Article VII, which notice specifies in reasonable detail the amount of such Losses and the nature and basis of such claim.

ARTICLE VIII MISCELLANEOUS

Section 8.1 Costs. Atlas Energy shall pay all expenses, fees and costs, including all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

Section 8.2 Headings; References; Interpretation. All Article and Section headings in this Contribution Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Contribution Agreement, shall refer to this Contribution Agreement as a whole, including all Schedules and Exhibits attached hereto, and not to any particular provision of this Contribution Agreement. All personal pronouns used in this Contribution Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 8.3 Successors and Assigns. The Contribution Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 8.4 No Third Party Rights. The provisions of this Contribution Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Contribution Agreement.

Section 8.5 Counterparts. This Contribution Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 8.6 Governing Law. This Contribution Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 8.7 Severability. If any of the provisions of this Contribution Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Contribution Agreement. Instead, this Contribution Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Contribution Agreement at the time of execution of this Contribution Agreement.

Section 8.8 Amendment or Modification. This Contribution Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that Atlas Energy may not, without the prior approval of the Atlas Energy conflicts committee, agree to any amendment or modification that, in the reasonable discretion of Atlas Energy, will adversely affect the holders of Atlas Energy common units. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Contribution Agreement.

Section 8.9 Integration. This Contribution Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Contribution Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Contribution Agreement.

Section 8.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Contribution Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[signature page follows]

IN WITNESS WHEREOF, the parties to this Contribution Agreement have caused it to be duly executed as of the date first above written.

ATLAS AMERICA, INC.

By:
Name:
Title:

ATLAS ENERGY RESOURCES, LLC

By:
Name:
Title:

ATLAS ENERGY OPERATING COMPANY, LLC

By:	Atlas Energy Resources, LLC, its sole member

By:
Name:
Title:

SCHEDULE 1

Subsidiaries Contributed

Viking Resources, LLC, a Pennsylvania limited liability company

AIC, LLC, a Delaware limited liability company

Resource Energy, LLC, a Delaware limited liability company

Atlas Noble, LLC, a Delaware limited liability company

Atlas America, LLC, a Pennsylvania limited liability company

SCHEDULE 2

Assets Contributed